EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144133 on Form S-8 of our report dated June 28, 2013, relating to the financial statements and financial statement schedule of Apogee Enterprises, Inc. 401(k) Retirement Plan appearing in this Annual Report on Form 11-K of Apogee Enterprises Inc. 401(k) Retirement Plan for the year ended December 31, 2012.

DELOITTE & TOUCHE LLP

Minneapolis, MN

June 28, 2013